Exhibit 10.29
March      , 2010
[Executive]
Corrections Corporation of America
10 Burton Hills Boulevard
Nashville, TN 37215
Re: Amendment of Employment Agreement with Corrections Corporation of America (the “Company”)
Dear                     :
We and you agree that the following provisions (more specifically described in Exhibit A attached hereto) will apply with respect to the current term of your employment agreement with the Company and any extension or renewal thereof. All capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in your employment agreement with the Company.
Effect of Termination Upon a Change in Control. Section 5.5 of your employment agreement is amended to reflect that amounts payable to you in the event your employment is terminated upon a Change in Control will be payable only if your employment is terminated by the Company (other than for Cause) upon or within two years following a Change in Control. Your voluntary resignation shall not be considered a termination upon a Change in Control for purposes of your employment agreement unless you experience a material reduction in your duties, powers, compensation or authority within two years of a Change in Control and certain procedural requirements set forth in your employment agreement are met.
Definition of a “Change in Control”. Section 5.6 of your employment agreement is amended to conform the definition of “Change in Control” in your employment agreement to the definition of Change in Control in the Corrections Corporation of America 2008 Stock Incentive Plan.
Please confirm your acknowledgement of and agreement with the foregoing by reviewing and signing in the space provided below.

Very truly yours, CORRECTIONS CORPORATION OF AMERICA
By:
Damon T. Hininger

Confirmed and Agreed as
of the date written above:

[                     ]

Exhibit A
5.5 Effect of Termination Upon a Change in Control. If the Executive’s employment with the Company is terminated by the Company (other than for Cause) upon or within two (2) years following a Change in Control, the Company shall (i) pay to the Executive a one-time payment, to be paid within sixty (60) days of the date of termination (or, if earlier, by March 15 of the year following the year in which the Change in Control occurs), in an amount equal to 2.99 times the Executive’s Base Salary, based upon the annual rate payable as of the date of termination, without any cost of living adjustments; (ii) reimburse Executive for any Gross-Up Payment (as hereinafter defined) or other payment payable pursuant to the provisions of Section 8 herein; and (iii) continue to provide hospitalization, health, dental care, and life and other insurance benefits to the Executive for a period of one (1) year following such termination on the same terms and conditions existing immediately prior to termination, with the costs of such benefits (including the Company’s portion of any premiums) paid by the Company on the Executive’s behalf included in the Executive’s gross income. In addition to the foregoing, a material reduction in the duties, powers, compensation or authority of the Executive as an officer or employee of the Company (a “Good Reason Termination”) within two (2) years following a Change in Control shall be considered a termination upon a Change in Control for purposes of this paragraph. A termination under the circumstances listed in the previous sentence shall be a Good Reason Termination only if (A) the Executive notifies the Company of the existence of the condition that otherwise constitutes a Good Reason Termination within ninety (90) days of the initial existence of the condition, (B) the Company fails to remedy the condition within thirty (30) days following it’s receipt of Executive’s notice of Good Reason Termination and (C) the Executive terminates employment with the Company due to the condition within two years of the Change in Control.
5.6 Definition of a “Change of Control”. “Change of Control” shall mean the occurrence of any of the following events:
(i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or
(ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

(iii) during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds (2/3rds) of the directors of the Company then still in office who were (i) directors of the Company at the beginning of any such period, and (ii) not initially (a) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board of Directors, or (b) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (i) or (ii) above or (iv) or (v) below; or
(iv) a complete liquidation or dissolution of the Company; or
(v) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary).